Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

CVD Equipment Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	515,000	$13.50	$6,952,500	$0.00011020	$766.17
Total Offering Amounts					$6,952,500		$766.17
Total Fee Offsets							-
Net Fees Due							$766.17

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any shares of the common stock, par value $0.01 per share (the “Common Stock”) of CVD Equipment Corporation (the “Company”) that may be issuable under the CVD Equipment Corporation 2022 Equity Incentive Plan by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment effected without receipt of consideration or other similar transaction effected without receipt of consideration that increases the number of the Company’s outstanding shares of Common Stock.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, using the average of the high ($14.21) and low ($12.78) sales price as reported on the Nasdaq Capital Market on March 21, 2023.